PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of this 13th day of September, 2016 (the “Effective Date”), by and between Sunnyside Commons LLC, an Illinois limited liability company (the “Seller”), and Resource Innovation Office OP, LP, a Delaware limited partnership or its nominee (the “Purchaser”).

RECITALS:

A.    Seller is the owner of certain real property legally described in Exhibit A attached hereto and commonly known as 1025 W. Sunnyside, Chicago, Illinois (including, without limitation, all appurtenant rights such as the right, title and interest of Seller in and to any alleys, and any easements, rights-of-way or other interests in, on, under or to, any land, highway, street, road, right-of-way or avenue, open or proposed, in, on, under, across, in front of, and any of Seller’s rights to sewers, curbs, curb cuts, sidewalks, landscaping, signage, mineral rights and water rights relating to such land, collectively, the “Land”) and all buildings, fixtures and other improvements situated on the Land, if any (collectively, the “Improvements”).

B.    Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Land and the Improvements, together with all of the other property and interests of Seller described in Section 1 below, all in accordance with and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

AGREEMENTS:

1.    AGREEMENT FOR PURCHASE AND SALE. Subject to and in accordance with the terms and provisions of this Agreement, Seller agrees to sell and Purchaser agrees to purchase the Land and Improvements, together with all of Seller’s right, title and interest in the following: (a) the equipment, fixtures and personal property located at, or used in connection with the ownership, operation and maintenance of the Land or the Improvements (exclusive of any of the foregoing owned by tenants under any Leases, as hereinafter defined), specifically including, but not limited to, the enumerated equipment, fixtures and personal property listed in Exhibit B attached hereto (collectively, the “Personal Property”); (b) the Leases (as defined below), if any, and any security and other deposits with respect thereto, together with such other leases of the Improvements, if any, as may be made prior to Closing (as hereinafter defined) in accordance with the terms of this Agreement; (c) the Surviving Service Contracts (as defined below), if any; and (d) the intangible rights in connection with the Land and the Improvements, if any, including, without limitation, any rights under any licenses, permits, warranties, plans and approvals relating to the Property (as defined below, but only to the extent any such licenses, permits, plans and approvals are assignable), contract rights, utility agreements or other rights related to the ownership of or use and operation of the Property, and to the extent assignable, any goodwill, telephone numbers, and other intellectual and intangible property used by Seller in connection with the ownership, operation and maintenance of the Property (all as more particularly described in the form of Assignment and Assumption Agreement attached hereto as Exhibit G and collectively referred to herein as the “Intangibles”). The Land, the Improvements, the Personal Property, the Leases, the Surviving Service Contracts, and the Intangibles and other property described above are collectively referred to herein as the “Property”.

2.    PURCHASE PRICE. The purchase price for the Property (the “Purchase Price”) shall be Seven Million Two Hundred Fifty Thousand and 00/100 DOLLARS ($7,250,000.00). Purchaser shall pay the Purchase Price to Seller at Closing by immediately available funds, less a credit for the Earnest Money (which shall be delivered to Seller at Closing); provided, however, that the Purchase Price shall be adjusted to reflect the prorations between Purchaser and Seller set forth in Section 10 below and elsewhere in the Agreement.

3.    EARNEST MONEY. Within three (3) business days after the Effective Date, Purchaser shall deposit with Acquest Title Services, LLC located at 2800 W. Higgins Road, Suite 180, Hoffman Estates, IL (the “Title Company”), as escrow agent, the sum of One Hundred Thousand and 00/100 DOLLARS ($100,000.00) in good funds as an earnest money deposit (the “Initial Earnest Money”). Upon expiration of the Inspection Period (as defined below), provided that Purchaser has elected to proceed with the purchase of the Property, Purchaser shall deposit an additional sum of One Hundred Fifty Thousand and 00/100 DOLLARS ($150,000.00) in good funds to be added to the Initial Earnest Money (collectively, the “Earnest Money”). The Earnest Money shall be held and disbursed, including any interest earned thereon, pursuant to the terms and provisions hereof and the parties shall sign a customary, reasonably acceptable strict joint order escrow agreement substantially in the form provided by the Title Company, as such may be modified by the parties to coincide with the terms contained herein (the “Escrow Agreement”). Purchaser shall be permitted to instruct the Title Company to invest, at Purchaser’s sole expense, the Earnest Money in an interest-bearing account or money market fund reasonably acceptable to Purchaser. All interest on the Earnest Money shall accrue to Purchaser, except as otherwise expressly provided herein. Whenever the Earnest Money is by the terms hereof to be disbursed by the Title Company, Seller and Purchaser agree promptly to execute and deliver such notice or notices as shall be necessary or, in the opinion of the Title Company, appropriate to authorize the Title Company to make such disbursement. Upon the expiration of the Inspection Period, if Purchaser does not elect to terminate this Agreement, the Earnest Money shall be non-refundable except in the event of a Seller default or as otherwise expressly provided herein. If the transaction contemplated by this Agreement is consummated, the Earnest Money shall be delivered to Seller and credited against the Purchase Price at Closing.

4.    CLOSING. Subject to the terms and conditions of this Agreement, the closing of the transaction contemplated by this Agreement (the “Closing”), shall take place no later than the date that is thirty (30) days after the expiration of the Inspection Period at the Title Company, or at such other time and place to which the parties may mutually agree in writing; provided, however, that Purchaser shall have a one (1) time right to extend the then scheduled Closing for an additional thirty (30) days by (x) delivering written notice to Seller no later than six (6) business Days prior to the then scheduled Closing, and (y) depositing with the Title Company an additional One Hundred Fifty Thousand and 00/100 DOLLARS ($150,000.00), which shall be deemed part of the Earnest Money for all purposes of this Agreement (such date being referred to herein as the “Closing Date”). The Closing shall take place through an escrow established with the Title Company. Neither party is required to be present at the actual Closing. Upon the creation of such escrow, the transfer and conveyance of the Property, payment of funds and delivery of all instruments and other documents shall be made through the escrow in accordance with Purchaser’s or Seller’s respective escrow instructions to the Title Company, as long as such instructions are not in conflict with this Agreement. Actual recordation of the transaction documents and issuance of the final Title Policy shall not occur until after the purchase and sale hereunder has closed and funds have been disbursed, with the Title Company bearing the risk for the “gap” between disbursement and recordation (subject to delivery of a reasonable and customary gap undertaking required from Seller and/or Purchaser by the Title Company). All closing escrow costs shall be divided equally between Seller and Purchaser, provided that any investment fees and any closing escrow costs that relate solely to any acquisition loan obtained by Purchaser shall be borne solely by Purchaser.

5.    TITLE AND SURVEY.

(a)Conveyance of Title. Seller shall convey to Purchaser at Closing by special warranty deed, conveying marketable and insurable title to the Property (including, without limitation, fee simple title to the Land and Improvements) subject only to current city, state and county ad valorem property taxes not yet due and payable and all other exceptions on the Title Commitment (as defined below), other than those exceptions objected to by Purchaser in accordance with the terms of this Section (the “Permitted Exceptions”).

(b)Delivery of Title. Within five (5) days after the Effective Date, Seller shall deliver to Purchaser, at Seller’s expense, a current title commitment for a 2006 ALTA Owner’s Policy issued by the Title Company in the amount of the Purchase Price, covering title to the Land and Improvements and showing title in Seller, together with legible copies of each of the documents underlying the title exceptions listed therein (collectively, the “Title Commitment”). At Closing, the Title Company shall deliver to Purchaser the Owner’s Title Insurance Policy that is to be issued pursuant to the Title Commitment (the “Title Policy”) with

(c) extended coverage over the standard exceptions and with any endorsements to the Title Policy (or to any lender’s policy required by Purchaser’s lender (the “Lender”) (if any)) which Purchaser or Lender desires beyond extended coverage. Seller shall pay for the premium for the Title Policy with extended coverage. Purchaser shall pay the premium for any additional endorsements desired by Purchaser (other than those endorsements Seller elects to purchase to cure any title matters) as well as any Lender’s title policy and for any additional endorsements to the Lender’s policy beyond the endorsements provided in the Title Policy.

(d)Delivery of Survey. Within five (5) days after the Effective Date, Seller shall deliver to Purchaser, at Seller’s expense, an as-built survey of the Land and Improvements, prepared by a land surveyor licensed by the state in which the Land is located and otherwise reasonably acceptable to Purchaser in accordance with the 2016 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, jointly established and adopted by the American Land Title Association and the National Society of Professional Surveyors, (the “Survey”).

(e)Examination of Title and Survey. On or before the expiration of the Inspection Period, Purchaser shall furnish Seller with a written statement of title and survey matters to which Purchaser objects (an “Objection Statement”). All matters contained in the Title Commitment and the Survey to which Purchaser does not so object shall be deemed to be Permitted Exceptions. Purchaser shall also have the right to examine, or cause to be examined, title and survey to the Property at any time or times after such initial title and survey examination and prior to Closing and to furnish Seller with a written statement or statements (a “Subsequent Objection Statement”) of any and all additional matters, other than Permitted Exceptions, which affect the title to the Property or the use thereof and which arise or first appear of record from and after the effective date of the Title Commitment or which first appear on any subsequent revision to the Survey, as applicable, and to which Purchaser objects. Notwithstanding anything to the contrary contained herein, Purchaser is deemed to have rejected, without any need for notice, all mortgages, attachments, judgments, delinquent property taxes and assessments, other encumbrances or liens that can be removed by the payment of a sum of money (“Monetary Liens”). Seller shall have until five (5) business days after receipt of any Objection Statement (or, with respect to any Subsequent Objection Statement, the earlier to occur of three (3) business days after receipt of such Subsequent Objection Statement, or the Closing Date, as applicable), to give notice to Purchaser as to whether or not Seller will agree to correct all matters described in such statement, except with respect to Monetary Liens, which Seller shall remove or cure at Closing with the proceeds from the Purchase Price. If Seller does not agree to correct all matters described in any Objection Statement or Subsequent Objection Statement, then Purchaser, at its option exercised by written notice to Seller provided within three (3) business days after receipt of Seller’s response (with the Closing Date to be postponed, if necessary, to give the benefit of the full three (3) business day period), may: (x) decline to purchase the Property and terminate this Agreement, in which event Purchaser shall receive a full refund of the Earnest Money and the parties hereto shall have no further rights or obligations hereunder whatsoever, except for those rights and obligations that, by the express terms hereof, survive any termination hereof; or (y) waive such matters and proceed to Closing with a reduction in the Purchase Price only by such amounts that are of a definite and ascertainable amount and can be so determined. Seller’s failure to respond to any Objection Statement or Subsequent Objection Statement shall be deemed an election by Seller not to correct the matters described therein. In the event that Purchaser fails to provide Seller with such written election within said period, Purchaser shall be deemed to have elected to terminate this Agreement as provided in clause (x) above. Should Purchaser accept, by written waiver, Seller’s interest in the Property subject to matters in addition to the Permitted Exceptions, such acceptable matters shall thereafter be deemed to be Permitted Exceptions.

6.    INSPECTION PERIOD.

(a)    Delivery of Property Information. On or before the date that is three (3) business days after the Effective Date, Seller shall deliver to Purchaser, at no cost to Purchaser, all documents or other information in the possession or control of or readily available to Seller or its agents related to due diligence of the Property (the “Property Information”), including, without limitation, the following: (i) existing surveys (including site plans, maps and subdivision plats, ALTA, boundary and topographic surveys of the Property); (ii) any and all management, leasing or other service contracts, equipment, labor contracts, or repair contracts, or other agreements that are in force and effect and affect the Property or the management, leasing, operation, repair, or maintenance thereof (a list of which is attached hereto as Exhibit D) (the “Service Contracts”); (iii) Seller’s existing title policy and underlying title documents; (iv) a current rent roll and copies of all leases and related documents, as listed in Exhibit C attached hereto, if any (each individually, a “Lease”, and collectively, the “Leases”); (v) records relating to ownership and operation of the Property; (vi) plans and specifications for the existing Improvements, if any; (vii) any existing licenses for the operation of the Property and zoning information; (viii) all third-party reports affecting the Property (including, but not limited to, phase I and phase II environmental reports, boring logs and soil and geotechnical reports, engineering, structural and roof reports); (ix) copies of real estate and personal property tax statements for the Property for the current tax year and last two (2) prior tax years; (x) copies of all utility bills (gas, electric, water and sewer) relating to the Property for the immediately prior twelve (12) month period; (xi) a listing of all pending or threatened litigation against Seller or the management company with respect to claims regarding or relating to the Property; (xii) copies of all warranties regarding the Property, if any, in the possession of Seller or Seller’s management company; (xiii) copies of all operating budgets for the current calendar year and last two (2) calendar years, if any; (xiv) insurance certificates for Seller and schedule of any pending insurance claims, if any; and (xv) and such other information as Purchaser may reasonably request, including, but not limited to, those items set forth on Exhibit I attached hereto.

(b)    Inspection by Purchaser. For the period of time from the Effective Date through 5:00 p.m. Chicago time on September 26th, 2016 (the “Inspection Period”), Purchaser and its agents shall have the right to (i) enter the Property to examine the physical (both above and below ground), environmental and other conditions of the same and conduct physical surveys, environmental studies, engineering and geophysical feasibility tests of the Property (including sampling) as Purchaser shall determine are reasonably necessary or appropriate, provided that Seller shall have the right to have an agent or representative of Seller present during any such inspections, (ii) to review title and survey matters relating to the Property, and (iii) to perform other reasonable due diligence to decide, in Purchaser’s sole discretion whether the Property is satisfactory to both Purchaser and its Lender, if any. Seller hereby agrees to cooperate in connection with Purchaser’s inspection of the Property permitted hereunder, including, without limitation, making an on-site representative of Seller available to assist with all of Purchaser’s or Lender’s on-site inspections. Seller further agrees that Purchaser, its agents, employees, representatives, or contractors shall be provided promptly, upon written request, such information as shall be reasonably necessary to examine the Property and the condition thereof and as shall be in the possession or control of or readily available to Seller or Seller’s agents (including Seller’s property management company, if any). Purchaser shall cause of all its inspections of the Property in a manner that does not unreasonably disrupt Seller’s or, if applicable, any tenant’s use or operation of the Property. Upon concluding any such surveys, tests or investigations, at Purchaser’s sole cost, Purchaser shall return the Property to the condition in which it existed immediately prior to such surveys, tests or investigations having been conducted.

(c)    Purchaser’s Indemnification; Confidentiality. Purchaser hereby indemnifies and agrees to hold Seller harmless from and against any loss or damage arising from any and all persons or firms entering the Property on Purchaser’s behalf and the claims of any and all persons or firms entering the Property on Purchaser’s behalf, which indemnity shall survive the Closing or any earlier termination hereof, provided that such indemnity shall not be applicable to conditions merely discovered by Purchaser, but not originally caused by Purchaser, its agents or employees, nor shall such indemnity extend to loss, damage or claims caused by or arising out of any acts, omissions, negligence or intentional misconduct of Seller, its agents, employees, tenants or invitees. Purchaser shall keep all information confidential until after Closing, provided, however, that Purchaser may disclose such information to any employees, agents, attorneys, advisors and contractors of Purchaser involved in the inspection or investigation of the Property conducted by Purchaser in accordance with the provisions of this Agreement, or to any potential lenders or investors with whom Purchaser may be dealing in connection with the purchase of the Property, provided that Purchaser shall request that such parties abide by the foregoing confidentiality restrictions. The foregoing restrictions do not apply to information in the public domain as a result of lawful disclosure, or if disclosure is required under applicable laws, including, without limitation, governmental regulatory, disclosures, tax and reporting requirements.

(d)     Purchaser’s Election of Surviving Service Contracts. To the extent that any Service Contract exists and is assignable, on or prior to the expiration of the Inspection Period, Purchaser may deliver written notice to Seller designating which Service Contracts, if any, Purchaser desires to assume, and if Purchaser elects to assume such Service Contracts, such shall be the “Surviving Service Contracts” that are assigned to Purchaser at Closing (and if Purchaser fails to make such election, Purchaser shall be deemed to not assume any such Service Contract). The existing management contract and any existing leasing or brokerage agreement for the Property shall be terminated at Closing and in no event shall such contracts be a Surviving Service Contract. Seller shall be responsible for any costs in connection with termination of any Service Contracts or assignment of the Surviving Service Contracts.

(e)    Purchaser’s Termination Right. Purchaser, in its sole and absolute discretion, for any reason or no reason, may terminate this Agreement in writing delivered to Seller at or before the expiration of the Inspection Period and receive a return of all Earnest Money, whereupon the parties hereto shall have no further rights or obligations hereunder whatsoever, except for those rights and obligations that, by the express terms hereof, survive any termination hereof. Except as otherwise set forth herein, Purchaser shall be deemed to have elected to not terminate this Agreement unless, prior to the expiration of the Inspection Period, Purchaser shall have given a written notice to Seller that Purchaser has elected to terminate the Agreement, which notice may be delivered by email or facsimile, followed by a hard copy sent by an overnight carrier for next day delivery.

7.    Representations and Warranties.     Seller hereby warrants and represents to Purchaser as follows with respect to the Property:

(a)    Authority. Seller is duly organized, validly existing and in good standing under the laws of the State of its formation and is qualified to do business in the State in which the Land is located. Seller has the right, power and authority to (i) execute, deliver and perform this Agreement and all agreements and documents contemplated hereby and (ii) to convey the Property in accordance with the terms and conditions of this Agreement. This Agreement and all documents to be executed by Seller and delivered to Purchaser hereunder constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms and do not or will not contravene any provision of Seller’s organizational documents or any existing laws and regulations applicable to Seller or the Property and do not and will not conflict with or result in a violation of any agreements, instrument, order, writ, judgment or decree to which Seller is a party or is subject or which governs or impacts the Property. To Seller’s knowledge, no order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement by Seller. The individual(s) executing this Agreement on behalf of Seller is/are duly authorized to execute, deliver and perform this Agreement on behalf of Seller and to bind Seller.

(b)    Ownership of Property. Seller has fee simple title to the Land and Improvements and good and marketable title to the Personal Property, Leases, Service Contracts, and Intangibles, if any, and no person or entity has any right of first refusal, option or similar rights to acquire any interest in the Property or any part thereof.

(c)    Obligations under Property Agreements. (i) the obligations of Seller or the Property with regard to any applicable covenants, easements and restrictions against the Property have been and are being performed in a proper and timely manner, (ii) Seller is not currently in default under any agreement, order, judgment or decree relating to the Property, nor, to Seller’s knowledge, is any other party to such agreement relating to the Property in default, (iii) to Seller’s knowledge, no conditions or circumstances exist which, with the giving of notice or passage of time, or both, would constitute a default or breach with respect to any of the foregoing in (i) and (ii), and (iv) all amounts due and payable under such agreements have been paid.

(d)    Leases. A true, complete and accurate list of all of the Leases is set forth in Exhibit C hereof; to the extent in existence, Seller has delivered to Purchaser true, complete and accurate copies of such Leases; and except as disclosed on Exhibit C hereof, there are no existing Leases (whether oral or written), options, tenancies, licenses or any other claims of possession affecting the Property. No breach, default or an event of default by either Seller or tenant exists under any Lease and no conditions or circumstances exist which, with the giving of notice or passage of time, or both, would constitute a default, an event of default or a breach by Seller or any tenant under any Lease.

(e)    Service Contracts; Leasing Commissions. A true, complete and accurate list of all of the Service Contracts is set forth in Exhibit D hereof; Seller has delivered to Purchaser true, complete and accurate copies of such Service Contracts; there are no contracts or agreements, written or oral, affecting the operation of the Property (including without limitation management, maintenance, service, supply, purchase, consulting, advertising, promotion, public relations and construction contracts, agreements, commitments, guarantees and warranties), which will survive Closing and be binding upon the Property, Purchaser or its assignee, except the Surviving Service Contracts, all such Surviving Service Contracts are in full force and effect in accordance with their respective provisions; and Seller has no knowledge of, and has received no notice of, any default, or claim of default, on the part of any party to any Service Contract. There are no brokerage, leasing commission, finder’s or similar agreements affecting the Property nor is Seller liable for, nor is the Property subject to any lien rights relating to any brokerage or leasing commissions, finder’s fees or similar fees with respect to the Property, other than those listed on Exhibit D, it being agreed that Purchaser is not assuming any leasing commission or brokerage agreement or any obligation to pay the broker under same any fees currently due or to become due in connection with the Leases (which obligation, if any, shall remain with Seller unless such amount are credited to Purchaser at Closing), other than as set forth in Section 15 hereof.

(f)    No Other Agreements. Other than the Service Contracts, the Permitted Exceptions, the Leases, and this Agreement, there are no other agreements or instruments in force or effect that grant to any person whomsoever or any entity whatsoever (i) any right or option to purchase the Property or (ii) any rights relating to the use, operation, management, maintenance, or repair of all or any part of the Property which would extend beyond the Closing.

(g)    No Litigation. There is no pending litigation, proceeding or dispute and, to Seller’s knowledge, no threatened litigation, proceeding or dispute, against Seller with respect to the Property or against the Property or with respect thereto; nor has Seller received any notice of any violations of law, municipal or county ordinances, or other legal requirements with respect to the Property (or any part thereof) or with respect to the use, occupancy, or construction thereof. In the event Seller receives notice of any such violations affecting the Property prior to the Closing, Seller shall promptly notify Purchaser thereof.

(h)    No Condemnation. Seller has received no written notice of any action or proceeding pending or instituted for condemnation or other taking of all or any part of the Property by voluntary disposition or statutory proceeding, nor to Seller’s knowledge does any such action or proceeding exist.

(i)    Foreign Person. Seller is not a “foreign person” as that term is defined in the Internal Revenue Code of 1986, as amended, and the regulations promulgated pursuant thereto.

(j)    Notices of Violation. Seller has not received notice (i) concerning the widening, change or grade or limitation on use of streets abutting the same or concerning any special taxes or assessments levied or to be levied against the Property or any part thereof or (ii) from any insurance company or bonding company of any defects or inadequacies in the Property or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges therefor or of any termination or threatened termination of any policy of insurance or bond. Seller has no knowledge that all or any portion of the Property is in violation of any applicable federal, state or local environmental law, rule or regulation, or that any substance or material now or hereafter defined, listed or designated as hazardous, toxic, a pollutant, waste or otherwise harmful to human health or the environment under any applicable law, statute, rule, regulation or ordinance (collectively, “Hazardous Materials”) exist on or at the Property.

(k)    Insurance. Seller maintains with a company of recognized financial responsibility licensed to do business in the State of Illinois an all risk replacement cost insurance policy or policies insuring against loss or damage to the Improvements and Personal Property (if any) owned by Seller or for which Seller has a responsibility to insure, by fire and such other casualties as are customarily included in all risk insurance. There is no pending or outstanding claims under any insurance policies covering the Property.

(l)    No Management Contracts, Employment Contracts, Unions, Pension Plans. Seller has not entered into any management contracts (except the existing property management contract for the Property, if any, which will be terminated at Closing), employment contracts or labor union contracts and has not established any retirement, pension or profit sharing plans relating to the operation or maintenance of the Property which shall survive the time of Closing or for which Purchaser shall have any liability or obligation. Purchaser is not required to continue the employment of any employees of Seller or any property manager after the Closing Date and Seller or its property manager shall be responsible for any costs associated with the termination of any employees at the Property employed either by Seller’s property manager or otherwise.

(m)    Taxes. At Closing, Seller will have paid all taxes, assessments, and other governmental charges imposed by law upon the Property or Seller, or those arising in connection with this sale, which are due and payable on or before Closing.

(n)    Condition of the Property. At Closing, the Property shall be in substantially the same condition as at the expiration of the Inspection Period, damage by casualty and reasonable wear and tear excepted.
(o)    Rent Roll. As of the Effective Date, the rent roll attached hereto as Exhibit K, is true, correct and complete in all material respects.

(p)    Hazardous Materials. To Seller’s knowledge, (i) there are no underground storage tanks on the Property; (ii) no underground storage tanks have been removed from the Property during Seller’s ownership of the Property; (iii) no enforcement, cleanup, removal or other governmental or regulatory actions are threatened or pending against Seller, the Property or any land immediately adjacent to the Property; and (iv) no claims have been made by any third party or other person with respect to the Property relating to damage, contribution, cost recovery, compensation, loss or injury resulting from Hazardous Materials.

SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT. PURCHASER HEREBY ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY REPRESENTED AND WARRANTED ABOVE, PURCHASER IS BUYING THE PROPERTY IN ITS “AS IS” CONDITION, WITH ALL FAULTS AND DEFECTS. WITHOUT LIMITING THE FOREGOING IN ANY WAY, PURCHASER HEREBY ACKNOWLEDGES THAT SELLER HAS MADE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SELLER HEREBY DISCLAIMS ANY AND ALL SUCH WARRANTIES.

At Closing, Seller shall represent and warrant to Purchaser by delivering to Purchaser a certificate (the “Seller’s Representation Certificate”) certifying that all representations and warranties of Seller in this Agreement remain true, correct and complete in all material respects as of the Closing Date. Purchaser may terminate this Agreement and receive the Earnest Money if Seller fails to deliver Seller’s Representation Certificate at Closing without any material exception or qualification, except as to exceptions or qualifications which are permitted or contemplated pursuant to Section 8 hereof.

The representations and warranties of Seller under this Agreement shall survive for a period of six (6) months following the Closing Date (such period, the “Survival Period”). Unless Seller receives from Purchaser, prior to the expiration of the Survival Period, written notice of any claims that Purchaser intends to make against Seller in respect of any of representations and warranties made by Seller under this Agreement, upon the expiration of the Survival Period, Purchaser shall automatically forfeit and waive any and all rights to raise, make or pursue any and all claims against Seller in respect of any representation and warranty made under this Agreement and any agreement, instrument or document executed, issued or delivered in connection with this Agreement. With respect to any claim properly made by Purchaser prior to the expiration of the Survival Period, Purchaser agrees to first seek recovery under any insurance policies, Service Contracts and Leases prior to seeking recovery from Seller; provided, however, that if recovery under any insurance policies, Service Contracts or Leases is not obtained within ninety (90) days of Purchaser’s giving the notice set forth above, despite Purchaser using diligent efforts to obtain such recovery, then Purchaser may pursue its remedies under this Section. Seller shall not be liable to Purchaser if Purchaser’s claim is satisfied from such insurance policies, Service Contracts or Leases. In no event shall Seller’s aggregate liability to Purchaser for breach of any representation or warranty of Seller in this Agreement or the Seller’s Representation Certificate to be delivered by Seller at Closing exceed the total aggregate amount of Four Hundred Thousand and 00/100 DOLLARS ($400,000).

8.    Seller’s Additional Covenants. From and after the expiration of the Inspection Period, provided Purchaser has elected to proceed with the terms of this Agreement, and until the date and time of Closing, Seller does hereby further covenant and agree as follows:

(a)    Governmental Compliance. Seller shall, at Seller’s expense, use commercially reasonable efforts to comply with all applicable laws and the requirements of all orders and directives of any governmental authority, or agency or instrumentality thereof, having jurisdiction over the Property or the use or occupancy thereof, and with any direction pursuant to law, or any public officer or officers that shall impose any duty upon Seller with respect to the Property or the use, occupancy, or control thereof, the conduct of any business therein, or the construction thereof or of any alterations thereto (such laws, orders, directives, directions, duties or other such requirements are collectively, the “Compliance Laws”). In the event that, at any time prior to Closing, Seller receives written notice from any government authority, agency or instrumentality having jurisdiction over the Property or the use or occupation thereof that Seller or the Property is in violation, breach or noncompliance with any Compliance Laws, Seller shall, at Seller’s expense, cause Seller and the Property to become in compliance with such Compliance Laws.

(b)    Maintenance. Seller shall (i) maintain and operate the Property, at its expense, in substantially the same manner as Seller has maintained and operated it prior to the Effective Date of this Agreement and shall deliver the Property to Purchaser at Closing in the same condition as on the Effective Date hereof, normal wear and tear and casualty excepted, and (ii) make all payments and perform all other obligations of Seller as and when required by all agreements, Service Contracts and loan documents affecting, related to, or encumbering the Property.

(c)    Hazardous Waste. In the event Seller shall receive written notice of any contemplated or threatened action or investigation regarding any of the matters set forth in Section 7(p) with respect to environmental matters or in the event that either Seller or Purchaser shall become aware of any present matters which may cause any of the representations or warranties set forth in Section 7(p) with respect to environmental matters to be or become false, inaccurate or misleading in a material manner (whether or not Seller had knowledge thereof), Purchaser shall have the right, by delivering written notice to Seller within five (5) days after notice from Seller detailing such contemplated or threatened action or investigation or such present matter (with the Closing Date to be postponed, if necessary, to give both parties the benefit of the full five (5) day period) to elect either to (i) terminate this Agreement and all of its obligations under this Agreement, whereupon all of the Earnest Money shall be returned to Purchaser and this Agreement shall become null and void and no party shall have any further right, duty or obligation under this Agreement; or (ii) consummate the purchase of the Property without any credit against the Purchase Price.

(d)    Insurance. Seller shall, at its expense, continue to keep in existence (or cause to be kept in existence) all fire and extended coverage insurance policies, and all public liability insurance policies, which are in existence as of the Effective Date with respect to the Property. All risk of loss in and to the Property shall remain vested in Seller until the Closing.

(e)    Leases. Seller will not, without Purchaser’s written consent (which consent shall not be unreasonably withheld prior to the expiration of the Inspection Period and which consent is in Purchaser’s sole and absolute discretion after the expiration of the Inspection Period), (i) enter into any new Lease (whether oral or written); (ii) amend, extend, renew or otherwise modify (whether verbally or in writing) any existing Lease; (iii) waive any default under or surrender (or permit the surrender of) any Lease; (iv) enter into any agreement which grants any concession with respect to any Lease or which compromises, discounts or otherwise reduces the rent called for under any Lease; (v) alter, modify or change the terms of any Lease guaranty, or any security of any Lease, or cancel or terminate any such guaranty, or release or reduce any such security; or (vi) consent to any assignment of or subleasing under any Lease. No rent has been or will be paid by any person in possession of any portion of the Property for more than one month in advance.

(f)    Service Contracts. Except in respect of any Service Contract that shall be terminated or is terminable upon the Closing without payment or penalty by Purchaser, Seller shall not modify or amend any Service Contract or enter into any new service contract for the Property, without the prior written consent of Purchaser.

(g)    Marketing; Other Agreements. Seller shall cease all efforts to market the Property either directly or through agents and, as part thereof, Seller shall not advertise the Property for sale or negotiate or discuss offers from another person or entity for the purchase of the Property, Seller shall not entertain or solicit bids with respect to the sale of the Property, or enter into any agreement with respect to the sale of the Property. Except as permitted herein, Seller shall not enter into any transaction with respect to or affecting the Property, which would affect or bind Purchaser following the Closing Date, nor shall Seller sell encumber or grant any interest in the Property, or any part thereof, in any form or manner whatsoever or otherwise perform or permit any act that would prevent Seller’s full performance of its obligations hereunder.

(h)    Cooperation with Purchaser. Seller shall permit Purchaser and its agents, during normal business hours (or such other times as Purchaser may reasonably request), to enter onto the Property for the purpose of making inspections of the Property, including, without limitation, such inspections as Purchaser shall deem desirable in order to ascertain the truth and accuracy of any representations contained herein and shall grant Purchaser and its agents access to any records, books and agreements concerning the Property within Seller’s possession or control and maintain such records, books and accounts in Seller’s ordinary manner consistent with past practice.

(i)    Capital Projects. Except as may be required of Seller to comply with the terms of this Agreement, including, without limitation, Section 8(b) hereof, or the Leases, Seller shall not, without Purchaser’s prior written consent, make any alterations, changes or other modifications to the Property or commit to or undertake any capital projects or similar transactions.

(j)    Bulk Sales. As soon as reasonably practical after the Effective Date, Seller shall request and shall use good faith, diligent efforts to obtain (a) a release letter issued by the Illinois Department of Revenue showing that Seller has no liability for the payment of any assessed but unpaid tax, penalty or interest due under the Illinois Income Tax Act, 35 ILCS 120/5j et. seq. and any tax, penalty or interest due under the Retailer’s Occupation Tax Act 35 ILCS 5/902 et. seq. (the “State Bulk Sales Acts”); and (b) a release letter from the Cook County Department of Revenue showing that Seller has no liability for the payment of any unpaid tax, penalty or interest due under Section 34-77 of the Code of Ordinances of Cook County, Illinois (the “County Bulk Sales Ordinance”).

9.    DELIVERY OF CLOSING DOCUMENTS.

(a)    Seller’s Deposits. Seller shall deliver to Purchaser (or the Title Company, as applicable) at Closing the following documents (all of which shall be duly executed and acknowledged where required) and all in form and substance reasonably acceptable to Purchaser and the Title Company (which shall be a condition precedent to Purchaser’s obligation to close the transaction contemplated by this Agreement):

(i)a recordable special warranty deed in the form attached hereto as Exhibit E (the “Deed”), subject only to the Permitted Exceptions, together with a water certification, if required in order to record the Deed;

(ii)a Bill of Sale, in the form of Exhibit F attached hereto;

(iii)two counterparts of an Assignment and Assumption Agreement, in the form of Exhibit G attached hereto (“Assignment and Assumption”);

(iv)an affidavit of title in customary form;

(v)an ALTA Statement and GAP Undertaking, and such other certificates, affidavits, lien waivers, and statements as are required by the Title Company or applicable law as condition of issuing the Title Policy (and Lender’s Policy, if applicable);

(vi)Seller’s counterpart (which may be a PDF) of the closing statement prepared by the Title Company that reflects the prorations agreed to between the parties (the “Closing Statement”);

(vii)a certification of non-foreign status as required to comply with Section 1445 of the Internal Revenue Code, as amended;

(viii)evidence of Seller’s existence and authority of Seller and the persons signing on behalf of Seller;

(ix)Seller’s counterpart to any transfer tax declaration required to be filed in connection with the recording of the Deed (“Tax Declarations”);

(x)a commission statement from the Broker (defined below);

(xi)Seller’s Representation Certificate;

(xii)a notice from Seller to the service provider under each Surviving Service Contract, if any, of the sale of the Property to Purchaser in respect of each Surviving Service Contract;

(xiii)a notice from Seller to tenants under the Leases, if any, advising the tenants of the sale of the Property to Purchaser and providing Purchaser’s contact information for notices and the payment of rent;

(xiv)Evidence satisfactory to Purchaser that any Service Contract that is not a Surviving Service Contract has been terminated, and that the property manager, if any, and any brokers have been paid all commissions or fees due or to become due;
(xv)the releases described in Section 8(j) above, or in the event that one or more of the releases is not available, an indemnity from Seller, in form and substance reasonably acceptable to Purchaser, covering all liabilities under the State Bulk Sales Acts or the County Bulk Sales Ordinance, as applicable, relating to the Property;

(xvi)the Tenant Estoppels and SNDAs as described in Section 11 hereof;

(xvii)a fully-executed copy of that certain Lease by and between Seller and Flats LLC for Unit 300 at the Property (the “Flats Lease:”), which Flats Lease shall be on the same terms as the terms provided in that certain Lease by and between Seller and Howard Brown Health Center, an Illinois not-for-profit corporation, dated April 19, 2016.
(xviii)all keys and access cards to, and all pin numbers, access codes and combinations to locks and other security devices located at the Property;

(xix)all original documentation relating to the Intangibles (i.e. original licenses, permits, authorizations and approval issued for or with respect to the Property to the extent in Seller’s possession or control) and originals of all of the Surviving Service Contracts and originals (or copies if originals are not available) of the other materials delivered pursuant to Section 6(a), any consents that are required to assign the Surviving Service Contracts and Intangibles to Purchaser or otherwise consummate the transaction contemplated by this Agreement; and originals (or copies if originals are not available) of all files and records relating to the Property;

(xx)such other instruments and documents as may be reasonably necessary or appropriate to consummate the Closing.

(b)    Purchaser’s Deposits. Purchaser shall deliver to Seller (or the Title Company, as applicable) at Closing the following (all of which shall be duly executed and acknowledged where required), all in form and substance reasonably acceptable to Seller and the Title Company (which shall be a condition precedent to Seller’s obligation to close the transaction contemplated by this Agreement):

(i)     the Purchase Price to be paid in immediately available funds (as adjusted in accordance with the provisions of this Agreement);

(ii)    two (2) counterparts of the Assignment and Assumption;

(iii)     two (2) counterparts of the Closing Statement;

(iv)     counterparts of the Tax Declarations; and

(v)     such other instruments and documents as may be reasonably necessary to consummate the Closing or to issue the Title Policy (or Lender’s Policy, if applicable).

10.    PRORATIONS AND CLOSING COSTS.

(a)    Prorations. The following items shall be prorated between Seller and Purchaser as of midnight of the day immediately preceding the Closing Date (as defined below) (with Purchaser being charged or credited for the Closing Date, as applicable):

(i)	There shall be no proration of the 2016 real estate taxes (due in 2017), Purchaser shall be responsible to pay those real estate taxes and assessments.

(ii)
Any real estate taxes or assessments which are unpaid for any years prior to 2016, shall be paid by Seller at or before Closing in order for Seller to convey insurable and marketable title as referenced in Section 5(a) above.

(ii)    All charges for gas, electricity, sewer, trash, telephone, water and other utilities serving the Property, which are not metered to a tenant or otherwise paid or payable by a tenant, shall be prorated between Purchaser and Seller as of the Closing. If possible, the meters for all utilities shall be read and terminated as of midnight of the day prior to Closing whereupon Seller shall be responsible for and shall pay for all such charges first accruing or relating to the period prior to the Closing Date and shall indemnify Purchaser and hold Purchaser harmless from and against any and all losses, costs, expenses, charges and liabilities (including, without limitation, court costs and attorneys’ and accountants’ fees) arising out of or connected to any failure of Seller so to pay such utility charges. Purchaser shall pay for all such charges accruing or relating to the period from and after the Closing Date and shall indemnify Seller and hold Seller harmless from and against any and all losses, costs, expenses, charges and liabilities (including, without limitation, court costs and attorneys’ and accountants’ fees) arising out of or connected to any failure of Purchaser so to pay such utility charges;

(iii)    Both paid and unpaid charges under the Surviving Service Contracts (if any).

(iv)    All rents and other sums receivable from tenants of the Property, which were earned and attributable to the period prior to the Closing Date, will be retained by Seller to the extent that such rents have been collected on or before the Closing Date. Rents earned and attributable to the period beginning on the Closing Date and thereafter will be paid to Purchaser by the tenants, or credited to Purchaser at Closing (if such rents are received by Seller prior to the Closing Date). All payments from tenants, on account of rent or otherwise, received by Seller after the Closing Date, whether attributable to the period prior to or after the Closing Date, shall be deemed to be held in trust by Seller for Purchaser and shall be promptly delivered to Purchaser by Seller for application as provided in this Section. All payments from tenants, on account of rent or otherwise, received after the Closing Date by Purchaser or Seller pursuant to the immediately preceding sentence, shall be applied first to rent or other sums due under the Leases attributable to the period beginning on the Closing Date and continuing thereafter, and then to payment to Seller on account of rents which were earned and attributable to the period prior to the Closing Date but which have not been paid when due and only to the extent such delinquency is identified in the Seller’s Rent Roll delivered to Purchaser at Closing (“Delinquent Rentals”); provided that in no event shall Purchaser be obligated to make any such payment to Seller on account of Delinquent Rentals which are received by Purchaser on or after the date which is twelve (12) months after the Closing Date, and Purchaser shall be entitled to retain all such amounts. It is hereby agreed that any costs incurred by Purchaser in collection of Delinquent Rentals shall be retained by or paid to Purchaser prior to the payment to Seller on account of Delinquent Rentals. Purchaser shall have no obligation to collect or attempt to collect Delinquent Rentals or enforce any Leases on account of Delinquent Rentals. Seller shall have no right to enforce Leases or collect Delinquent Rentals on or after the Closing Date without the prior written consent of Purchaser, which may be withheld in Purchaser’s sole discretion, and any such permitted enforcement or collection effort shall be at Seller’s sole expense. In no event shall Seller’s enforcement include any forcible detainer, eviction or other possessory action.

(v)    Seller will deliver to Purchaser in cash, as a credit against the Purchase Price or as an adjustment to the prorations provided for elsewhere in this Section, as appropriate, an amount equal to all cash deposits (including without limitation security, operating expense and tax deposits together with interest thereon pursuant to the applicable Lease or law) made by tenants under the Leases which have not been applied by Seller pursuant to the Leases and as permitted by this Agreement.

(vi)    All amounts payable, owing or incurred in connection with the Property under the Leases shall be prorated as of the Closing Date. All sums due for such accounts payable which are attributable to the period prior to the Closing Date will be paid by Seller, or if Seller has not received the bill or invoice therefor, or has received but not paid such bill or invoice, prior to the Closing Date, at Purchaser’s election, Purchaser will either (i) furnish to Seller such bills or invoices received after the Closing Date for payment by Seller (and Seller shall pay all other such bills or invoices received but not paid prior to Closing) and Purchaser will have no further obligation with respect thereto, or (ii)  pay such bill or invoice on behalf of Seller and be entitled to reimbursement thereof by Seller on demand.

(vii)    Unless expressly provided otherwise herein, such other items that are customary prorated in a purchase and sale of the type contemplated hereunder shall be prorated as of midnight of the day immediately preceding the Closing;

(b)    Pre-Closing and Post-Closing Expense Indemnification. Purchaser and Seller intend that Seller will receive the benefit of all income and will pay all expenses of the Property until midnight of the day immediately preceding the Closing Date, and Purchaser will receive the benefit of all income and will pay all expenses of the Property commencing on and after the Closing Date, except in each case as otherwise set forth in this Section. If Purchaser receives any bill or invoice which relates to periods prior to the Closing Date, Purchaser will refer such bill or invoice to Seller and Seller shall pay, promptly upon receipt, such a portion of the bill or invoice as relates to the period prior to the Closing Date for which it is responsible. Seller shall indemnify Purchaser and hold Purchaser harmless from and against any and all losses, costs, expenses, charges and liabilities (including, without limitation, court costs and attorneys’ and accountants’ fees) arising out of or connected to any failure of Seller so to pay any bill or invoice referred in the immediately preceding sentence. If Seller receives any bill or invoice which relates to periods commencing on or after the Closing Date, Seller will refer such bill or invoice to Purchaser and Purchaser shall pay, promptly upon receipt, such a portion of the bill or invoice as relates to the period commencing on or after the Closing Date for which it is responsible. Purchaser shall indemnify Seller and hold Seller harmless from and against any and all losses, costs, expenses, charges and liabilities (including, without limitation, court costs and attorneys’ and accountants’ fees) arising out of or connected to any failure of Purchaser so to pay any bill or invoice referred in the immediately preceding sentence.

(c)    Closing Costs. At Closing, Seller and Purchaser shall pay their own respective costs incurred with respect to the consummation of the purchase and sale of the Property as contemplated herein, including, without limitation, attorneys’ fees. Notwithstanding the foregoing, it is expressly agreed that (a) Seller shall pay (i) one half of the closing and/or escrow fees (including, without limitation, one half of the Earnest Money escrow fee, if any), (ii) the costs of releasing or otherwise discharging any mortgage, lien or other security interests encumbering the Property, (iii) the cost of the State of Illinois transfer taxes and any and all county deed or transfer taxes, and (iv) any other closing costs in connection herewith that are not expressly listed as Purchaser costs; and the Purchaser shall pay (i) one half of the closing and/or escrow fees (including, without limitation, one half of the Earnest Money escrow fee, if any) and (ii) the cost of recording the Deed. The costs of any local deed or transfer taxes shall be allocated between Seller and Purchaser as provided in the applicable ordinance. The costs of title insurance and Survey shall be borne in the manner specified under Section 5 of this Agreement.

(d)    Lease Expenses. At Closing, (a) Purchaser and Seller shall prorate any and all Lease Expenses (as hereinafter defined) paid or incurred by Seller prior to Closing arising out of or in connection with any new Lease or modifications of any Lease entered into between the Effective Date and Closing; and (b) Seller shall give Purchaser a credit for any and all unpaid and due and owing Lease Expenses owed to or for the benefit of tenants of the Property with respect to Leases as in effect on the Effective Date. For purposes of determining Purchaser’s and Seller’s pro rata share of the amounts to be prorated pursuant to clause (a), such Lease Expenses shall be amortized over the full term of the subject Lease or modification, as the case may be, and apportioned between Purchaser and Seller as of midnight on the Closing Date based upon the proportion of the affected term of the applicable lease or modification that falls within each of Purchaser’s and Seller’s period of ownership of the Property. “Lease Expenses” shall mean, collectively, any and all costs, expenses and fees paid or incurred by Seller prior to Closing in connection with any Lease or modification thereof as set forth on Exhibit J, including, without limitation, (i) brokerage commissions, (ii) expenses incurred for improvements to the premises, (iii) legal fees, (iv) free rent, rent abatements, or rent concessions, and (v) expenses incurred to satisfy or terminate the obligations of a tenant under another lease.

(e)    Survival. The provisions of this Section 10 shall survive the Closing.

11.    PURCHASER’S CONTINGENCIES. Purchaser’s obligations under this Agreement are expressly contingent on the following: (a) all of Seller’s representations and warranties shall be true and correct as of the Closing Date in all material respects, (b) Seller shall have complied with all terms and conditions of this Agreement, (c) the Property shall be in substantially the same condition as at the expiration of the Inspection Period, damage by casualty and reasonable wear and tear excepted, (d) Seller shall have delivered to Purchaser prior to Closing estoppel certificates acceptable to Purchaser in the form of Exhibit H attached hereto consisting of 100% of the leased rentable square footage of the Property (collectively, the “Estoppel Threshold”) and dated no earlier than thirty (30) days prior to the Closing (the “Tenant Estoppels”), (e) Seller shall have delivered to Purchaser prior to Closing subordination, nondisturbance and attornment agreements (“SNDAs”) from each Tenant of the Property from which a Tenant Estoppel is required pursuant to this Agreement being in a form reasonably satisfactory to Purchaser and its lender(s), and (f) at Closing, the Title Company shall have delivered the Title Policy or irrevocably committed itself in writing to deliver it (collectively, “Purchaser’s Contingencies”). If Purchaser’s Contingencies as defined above or otherwise expressly provided for in this Agreement are not fully satisfied, Purchaser shall have the right to terminate this Agreement by written notice to Seller in which case neither party hereto shall have any further rights or obligations under this Agreement whatsoever, except for such rights and obligations that, by the express terms hereof, survive any termination of this Agreement. If Purchaser shall terminate this Agreement as provided in the preceding sentence, then Purchaser shall be entitled hereunder to receive from the Title Company a refund of all of the Earnest Money.

12.    DEFAULT.

(a)    Purchaser’s Default. If the Closing fails to occur because of the Purchaser’s default through no fault of Seller (other than as a result of Purchaser’s permitted termination of this Agreement), then Seller shall be entitled to terminate this Agreement and the Title Company shall disburse the Earnest Money (including all interest accrued thereon) to Seller, and Seller shall be entitled, as its sole and exclusive remedy hereunder, to retain said Earnest Money (including all interest accrued thereon) as full liquidated damages for such default, whereupon this Agreement shall become null and void and of no further force or effect, except for such provisions hereof that, by the express terms hereof, survive any termination of this Agreement. It is hereby agreed that Seller’s damages in the event of a default by Purchaser hereunder are uncertain and impossible to ascertain, and that the Earnest Money constitutes a reasonable liquidation of such damages and is intended not as a penalty, but as full liquidated damages.

(b)    Seller’s Default. In the event Seller defaults in any of its obligations under this Agreement (including, without limitation, if Seller’s representations and warranties set forth in this Agreement shall not be true and correct in all material respects on the Effective Date and as of the Closing Date or if Seller fails to satisfy Purchaser’s Contingencies, with the exception of Tenant Estoppels and SNDAs as discussed below, and such failure was within Seller’s exclusive control), then Purchaser shall have the right to either (i) pursue specific performance of this Agreement (and recover Purchaser’s reasonable attorneys’ fees and costs in connection with Purchaser’s specific performance action); or (ii) receive all of the Earnest Money back, and terminate this Agreement without further liability to the Seller. Anything to the contrary set forth in this Agreement notwithstanding, in the event Seller is unable to deliver Tenant Estoppels or SNDAs before Closing, then Purchaser shall have the right to either (i) waive Seller’s obligation to deliver Tenant Estoppels or SNDAs and proceed to Closing without a reduction in the Purchase Price; or (ii) receive all of the Earnest Money back, and terminate this Agreement without further liability to the Seller.

13.    CONDEMNATION OR DESTRUCTION.

(a)    Condemnation. If, prior to the Closing Date, all or any part of the Property is taken by condemnation or a conveyance in lieu thereof, or if notice of a condemnation proceeding or a process for conveyance in lieu thereof with respect to the Property is received by Seller (a copy of which notice shall be promptly delivered by Seller to Purchaser), Seller shall promptly notify Purchaser of such condemnation, conveyance in lieu thereof or notice of the foregoing. Purchaser may elect, by written notice to be delivered to Seller on or before the sooner of (a) the twentieth (20th) day after Purchaser’s receipt of such notice from Seller, or (b) the Closing Date, to terminate this Agreement in which event the Earnest Money shall be returned to Purchaser, and upon such refund neither party hereto shall have any further rights or obligations under this Agreement whatsoever, except for such rights and obligations that, by the express terms hereof, survive any termination of this Agreement. If Purchaser elects to close this transaction notwithstanding such taking, condemnation or notice thereof, Purchaser shall be entitled to any award paid or payable to Seller as a result of such condemnation proceedings, with the same being paid or assigned to Purchaser at Closing. The provisions of this Section 13(a) shall survive the Closing.

(b)    Damage or Destruction. In the event of damage to the Property by fire or other casualty prior to the Closing Date, Seller shall immediately notify Purchaser of such fire or other casualty, and Purchaser may elect, by written notice to be delivered to Seller on or before the sooner of (a) the twentieth (20th) day after Purchaser’s receipt of such notice from Seller, or (b) the Closing Date, to either: (i) close the transaction contemplated by this Agreement and receive all insurance claims and proceeds payable to Seller as a result of such fire or other casualty, with the same being paid or assigned to Purchaser at Closing, together with a credit to Purchaser to be applied to the Purchase Price in the aggregate amount of any applicable deductibles under such insurance policies, or (ii) terminate this Agreement, and receive a return of the Earnest Money from the Title Company, and upon such refund, neither party hereto shall have any further rights or obligations under this Agreement whatsoever, except for such rights and obligations that, by the express terms hereof, survive any termination of this Agreement. The provisions of this Section 13(b) shall survive the Closing.

14.    ASSIGNMENT. Prior to the Closing Date, Purchaser shall have the right to assign this Agreement to an affiliated assignee, as long as such assignee shall assume and agree to perform in writing all of Purchaser’s obligations hereunder and Purchaser shall, simultaneously with such assignment, provide Seller with a copy of such written instrument, which notice shall be given at least fifteen (15) Business Days prior to Closing. Anything to the contrary set forth in the preceding sentence notwithstanding, Purchaser shall remain liable for all of the obligations of Purchaser under this Agreement, it being understood that any such assignment shall not be deemed to be a release of the assignor’s obligations hereunder.

15.    BROKERAGE COMMISSION. Each of Seller and Purchaser represents and warrants to the other that it has not dealt with any brokers, finders or agents with respect to this transaction, other than Jason St. John of Greenstone Partners as the Purchaser’s broker (the “Purchaser’s Broker”). At Closing, if and only if this transaction closes, Purchaser will pay a commission to Purchaser’s Broker, pursuant to a separate brokerage agreement. Except as provided above, each party shall indemnify and hold harmless the other party, its successors, assigns and agents from the payment of any commission, compensation, loss, damages, costs, and expenses (including court costs and reasonable attorneys’ fees) incurred in connection with, or arising out of, claims for any broker’s, agent’s or finder’s fees of any person claiming by or through such party other than the Purchaser’s Broker. The obligations of Seller and Purchaser under this Section shall survive the termination of this Agreement and the Closing Date.

16.    POSSESSION. Possession of the Property shall be granted by Seller to Purchaser on the Closing Date, free and clear of all liens and claims other than the Permitted Exceptions, any Leases, and in the same condition as exists on the Effective Date, ordinary wear and tear excepted. All personal property not being conveyed hereunder, and all waste and debris, shall be removed from the Property prior to Closing. Purchaser shall have the right to inspect the Property within three (3) days prior to Closing to verify that the condition of the Property is as required under this Agreement.

17.    NOTICES. Any notice, demand, request or other communication which either party hereto may be required or may desire to give under this Agreement shall be in writing and shall be deemed to have been properly given (a) if hand delivered, (b) if mailed by United States registered or certified mail, postage prepaid, return receipt requested, (c) if sent by a nationally recognized overnight delivery service, or (d) if sent by facsimile or e-mail, in each case addressed as follows:

PURCHASER: Resource Innovation Office OP, LP c/o Resource Real Estate 1845 Walnut Street, 18th Floor Philadelphia, Pennsylvania 19103 Attn: Shelle Weisbaum	With a copy to: DLA Piper LLP (US) 203 N. LaSalle Street, Suite 1900 Chicago, Illinois 60601 Attn: Peter Ross, Esq.
SELLER: Sunnyside Commons LLC 1025 W Sunnyside Ave. Suite 300 Chicago, Illinois 60640 Attn: Alex Samoylovich	With a copy to: Cedar Street Commercial 1025 W Sunnyside Ave. Suite 300 Chicago, Illinois 60640

Any such notice shall be deemed given on the date of actual receipt thereof (provided that for facsimile notices a confirmation of transmission is received and for e-mail delivery a delivery receipt is received or the e-mail is otherwise acknowledged as being received), provided that refusal to accept delivery or inability to accomplish delivery because the party can no longer be found at the then current notice address, shall be deemed receipt.

18.    MISCELLANEOUS.

(a)    Rules of Construction. This Agreement shall be construed and interpreted under the laws of the State of Illinois. The titles of sections and subsections herein have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions herein. All references herein to the singular shall include the plural, and vice versa. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that the Agreement may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser and Seller have contributed substantially and materially to the preparation of this Agreement. If any of the provisions of this Agreement or the application thereof to an persons or circumstances shall, to any extent, be deemed invalid or unenforceable, the remainder of this Agreement and the application of such provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable shall not be affected thereby.

(b)    Remedies Cumulative. Except as otherwise expressly provided herein, all rights, powers, and privileges conferred hereunder upon the parties hereto shall be cumulative and in addition to those other rights, powers, and remedies hereunder and those available at law or in equity. All such rights, powers, and remedies may be exercised separately or at once, and no exercise of any right, power, or remedy shall be construed to be an election of remedies or shall preclude the future exercise of any or all other rights, powers, and remedies granted hereunder or available at law or in equity, except as expressly provided herein.

(c)    No Waiver. Neither the failure of either party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof.

(d)    Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the Property, and no representations, inducements, promises, or agreements, oral or otherwise, between the parties not embodied herein or incorporated herein by reference shall be of any force or effect.

(f)    Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective personal representatives, successors and assigns.

(g)    Amendments. No amendment to this Agreement shall be binding on any of the parties hereto unless such amendment is in writing and is executed by the party against whom enforcement of such amendment is sought.

(h)    Time of Essence. Time is of the essence of this Agreement.

(i)    Business Day. In the event that any date or any period provided for in this Agreement shall end on a Saturday, Sunday or legal or banking holiday, the applicable date or period shall be extended to the first business day following such Saturday, Sunday or legal or banking holiday.

(j)    Attorneys Fees. If either Seller or Purchaser institutes a legal action against the other party relating to this Agreement or any matter relating to this Agreement, the unsuccessful party to such action shall reimburse the successful party for the reasonable expenses of prosecuting or defending such action, including attorneys’ fees and disbursement and court costs, whether in district court, appellate court, or bankruptcy court.

(k)    1031 Exchange. Upon Seller’s or Purchaser’s request, Purchaser or Seller, as applicable, hereby agree to cooperate with each other in arranging a tax-deferred exchange in accordance with Section 1031 of the Internal Revenue Code of 1986, as amended, provided that such transaction does not result in a delay in the Closing or any additional expense or obligation on behalf of the party not requesting a Section 1031 exchange.

(l)    Confidentiality. Seller and Purchaser each agrees that (i) the terms and conditions contained in this Agreement, any related ancillary instruments, agreements or documents and the details of the ensuing negotiations shall remain confidential between Seller and Purchaser (and their respective principals, employees, brokers and attorneys) and (ii) each party shall not distribute or otherwise circulate copies of this Agreement or any related ancillary instruments, agreements or documents to any person or entity other than to their respective principals, investors, employees, brokers, attorneys, agents, advisors and contractors. Notwithstanding the foregoing, Seller agrees that Purchaser shall be permitted to disclose all or part of this Agreement to potential lenders, investors, inspectors and insurance agents, as is necessary in connection with Purchaser’s inspection of the Property and as required for Purchaser to secure financing (if applicable). The foregoing restrictions do not apply to information in the public domain as a result of lawful disclosure, or if disclosure is required under applicable laws, including, without limitation, governmental regulatory disclosures, SEC disclosure, tax and reporting requirements.

(m)    Counterparts. This Agreement and any document or instrument executed pursuant hereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures transmitted by facsimile or e-mail, through scanned or electronically transmitted .pdf, .jpg or .tif files, shall have the same effect as the delivery of original signatures and shall be binding upon and enforceable against the parties hereto as if such facsimile or scanned documents were an original executed counterpart. The “Effective Date” of this Agreement that will be inserted into the preamble on page 1 of this Agreement shall be the date that this Agreement is fully executed and delivered to both parties.

(n)    Rule 3-14. Purchaser or its designated independent or other auditor may audit Seller’s operating statements of the Property, at Purchaser’s expense, and Seller shall provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit.  Seller shall provide to Purchaser (at Purchaser’s expense) copies of, or shall provide Purchaser reasonable access to, such factual information as may be reasonably requested by Purchaser, and in the possession or control of Seller, or its property manager or accountants, necessary to enable Purchaser's auditor to conduct an audit, in accordance with Rule 3-14 of Securities and Exchange Commission Regulation S-X, of the income statements of the Property for the year to date of the year in which Closing occurs plus the one (1) immediately preceding calendar year.  Purchaser shall be responsible for all out-of-pocket costs associated with this audit.  Seller shall reasonably cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such audit, which will include verbal requests for information regarding internal controls and follow-up questions on the financial information provided to the Purchaser.  In addition, Seller agrees to provide to Purchaser or any affiliate of Purchaser, if requested by such auditor, historical financial statements for the Property, including (without limitation) income data for the Property and a balance sheet for the last full calendar year of ownership, whether required before or after Closing.  Seller’s obligation to maintain its records for use under this Section 8(n) shall be an on-going condition to Closing for Purchaser’s benefit until Closing.  Seller shall maintain its records for use under this Section 18(n) for a period of not less than two (2) years after the Closing Date.  The provisions of this Section 18(n) shall expressly survive Closing and recordation of the Deed.

(o)    Exhibits. Attached hereto and made a part hereof are the following Exhibits:

Exhibit A    Legal Description of Land
Exhibit B    List of Enumerated Personal Property
Exhibit C    List of Leases
Exhibit D    Service Contracts
Exhibit E    Special Warranty Deed
Exhibit F    Bill of Sale
Exhibit G    Assignment and Assumption Agreement
Exhibit H    Tenant Estoppel
Exhibit I    Purchaser’s Due Diligence Request List
Exhibit J    Lease Expenses
Exhibit K    Rent Roll

[EXECUTION PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto have duly signed and sealed this Agreement, effective as of the day and year first above written.

SELLER:

SUNNYSIDE COMMONS LLC,
an Illinois limited liability company

By: /s/ Alex Samoylovich
Name: Alex Samoylovich
Its: Authorized Signatory

PURCHASER:

RESOURCE INNOVATION OFFICE OP, LP,
a Delaware limited partnership
By: Resource Innovation Office REIT, Inc, its general partner

By: /s/ Kevin M. Finkel
Print Name: Kevin M. Finkel
Title: Chief Operating Officer & President

Signature Page

EXHIBIT A

LEGAL DESCRIPTION OF LAND

PARCEL 1:

LOTS 1 AND 2 IN SAM BROWN JR.'S SUBDIVISION OF LOTS 63 AND 64 IN THE WILLIAM DEERING SURRENDEN SUBDIVISION IN THE WEST 1/2 OF THE NORTHEAST 1/4 OF SECTION 17, TOWNSHIP 40 NORTH, RANGE 14, EAST OF THE THIRD PRINCIPAL MERIDIAN;

ALSO

LOT 62 IN WILLIAM DEERING SURRENDEN SUBDIVISION IN THE WEST 1/2 OF THE NORTHEAST ¼ OF SECTION 17, TOWNSHIP 40 NORTH, RANGE 14, EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS.

PIN: 14-17-225-033-0000

COMMONLY KNOWN AS:

1025 WEST SUNNYSIDE AVENUE
CHICAGO, IL 60640

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EXHIBIT B

ENUMERATED PERSONAL PROPERTY

•	One (1) Wooden Bench (located in Lobby)

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EXHIBIT C

LIST OF LEASES

1.	SprintCom, Inc.

2.	Mattress Firm, Inc.

3.	Fansided, Inc.

4.	Chicago Women’s Health Center

5.	Howard Brown Health Center

6.	Flats LLC

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EXHIBIT D

SERVICE CONTRACTS

1.	Accurate Janitorial Services, Inc.

2.	Smithereen Pest Management Services

3.	Aramark

4.	Colley Elevator Co.

5.	Kroeschell Service, Inc.

6.	Roy Strom Refuse Removal Service, Inc.

7.	Cintas Fire Protection

8.	Rendered Services, Inc.

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EXHIBIT E

SPECIAL WARRANTY DEED

This instrument was prepared by:

____________________________
____________________________
____________________________
____________________________

After recording return to:

THIS SPECIAL WARRANTY DEED is made and entered into as of this ___ day of ______________, 20___ , by ____________________, a __________________ created and existing under and by virtue of the laws of the State of ______________ and duly authorized to transact business in the State of Illinois, having an address of _______________________, as grantor (the “Grantor”) in favor of __________________________, an Illinois limited liability company having an address of, as Grantee (the “Grantee”).

KNOW ALL MEN BY THESE PRESENTS that Grantor, for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, receipt whereof is hereby acknowledged, does hereby GRANT, REMISE, RELEASE, ALIEN, BARGAIN, SELL and CONVEY unto Grantee (i) all of that certain tract or parcel of land commonly known as ____________________ and legally described on Exhibit A attached hereto, together with all improvements thereon and rights and appurtenances with respect thereto, including but not limited to all rights of way, tenements, hereditaments, easements, minerals and mineral rights, water and water rights, utility capacity and appurtenances, if any, in any way belonging or appertaining to the land and the improvements and (ii) all of Grantor’s right, title and interest in and to all adjoining streets, alleys, private roads, parking areas, curbs, curb cuts, sidewalks, landscaping, signage, sewers and public ways and rights and interests relating thereto (the “Property”).
This conveyance is made subject to those matters described on Exhibit B attached hereto.

TO HAVE AND TO HOLD the Property, together with all and singular the rights and appurtenances thereto in anywise belonging unto Grantee and Grantee’s successors and assigns forever; and it is agreed that Grantor and Grantor’s successors and assigns are hereby bound to warrant and forever defend, all and singular, the Property, unto Grantee and Grantee’s successors and assigns against every person whomsoever claiming or to claim the same, or any part thereof by, through or under Grantor, but not otherwise.

[EXECUTION PAGE FOLLOWS]

IN WITNESS WHEREOF, Grantor has caused these presents to be signed by its duly authorized representative on its behalf, as of this ____ day of __________, 20__.

__________________________________,
a(n) __________________________

By:
Print Name:
Its:

STATE OF ____________    )
) SS.
COUNTY OF ___________    )

I, ________________________, a Notary Public, do hereby certify that ____________ ________________________, personally known to me to be the _______________________ of ___________________________, a(n) ___________________, and personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that (s)he signed and delivered the said instrument as ____________________ of said ____________________, pursuant to authority, as a free and voluntary act, and as the free and voluntary act and deed of said ________________ for the uses and purposes therein set forth.

Given under my hand and notarial seal, this ___ day of ___________________, 20__.

___________________________________
Notary Public

My Commission Expires:
_________________________

Send subsequent tax bills to: _____________________ Attn: __________________

Exhibit A to Special Warranty Deed
LEGAL DESCRIPTION

PARCEL 1:

LOTS 1 AND 2 IN SAM BROWN JR.'S SUBDIVISION OF LOTS 63 AND 64 IN THE WILLIAM DEERING SURRENDEN SUBDIVISION IN THE WEST 1/2 OF THE NORTHEAST 1/4 OF SECTION 17, TOWNSHIP 40 NORTH, RANGE 14, EAST OF THE THIRD PRINCIPAL MERIDIAN;

ALSO

LOT 62 IN WILLIAM DEERING SURRENDEN SUBDIVISION IN THE WEST 1/2 OF THE NORTHEAST ¼ OF SECTION 17, TOWNSHIP 40 NORTH, RANGE 14, EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS.

PIN: 14-17-225-033-0000

COMMONLY KNOWN AS:

1025 WEST SUNNYSIDE AVENUE
CHICAGO, IL 60640

Exhibit B to Special Warranty Deed

Permitted Exceptions

[Insert Permitted Exceptions pursuant to Section 5 of the Agreement]

EXHIBIT F

BILL OF SALE

________________________, a ____________________ (the “Seller”), in consideration of the sum of Ten and No/100 Dollars ($10.00), in hand paid, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, does hereby sell, assign, transfer, and set over to ___________________________, an Illinois limited liability company (the “Purchaser”), all equipment, fixtures and personal property located at or used in connection with the ownership, operation and maintenance of the real estate and improvements commonly known as ________________________________________ consisting of certain land and improvements, all as more particularly described in the Purchase Agreement (as defined below), and specifically including, without limitation, all heating, lighting, air conditioning, ventilating, plumbing, electrical or other mechanical equipment, furniture, furnishings, carpeting, appliances, tools, inventory, supplies, signs, draperies, and other equipment and personal property at such real estate (but excluding any of the foregoing owned by tenants under valid leases), [and specifically including, the equipment, fixtures and personal property listed in Schedule 1 attached hereto] (the “Personal Property”).

Seller does hereby represent and warrant to Purchaser that at the time of delivery of this Bill of Sale, Seller is the sole lawful owner of the Personal Property, free and clear of any liens, security interests, encumbrances and claims of third parties, and covenants that Seller will defend the same against the lawful claims and demands of all persons. EXCEPT AS OTHERWISE SET FORTH IN ANY OF THE REPRESENTATIONS OR WARRANTIES CONTAINED IN THE PURCHASE AND SALE AGREEMENT BETWEEN SELLER AND PURCHASER DATED AS OF ____________, 20__, (AS AMENDED OR ASSIGNED FORM TIME TO TIME, THE “PURCHASE AGREEMENT”) SELLER HEREBY DISCLAIMS, AND PURCHASER HEREBY WAIVES ANY AND ALL WARRANTIES OF MERCHANTABILITY OR WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE PERSONAL PROPERTY BEING TRANSFERRED BY THIS INSTRUMENT.

EXECUTED this      day of             , 20___.

SELLER:

________________________________,
a _____________________________________

By:
Print Name:
Its:

F-1

Schedule 1 to Bill of Sale

ENUMERATED PERSONAL PROPERTY

[Insert those items listed on Exhibit C to the Agreement]

F-2

EXHIBIT G

ASSIGNMENT AND ASSUMPTION AGREEMENT

For and in consideration of the sum of Ten and No/100 Dollars ($10.00), in hand paid, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, _____________________, _________________ (“Assignor”), hereby sells, transfers, conveys, assigns and sets over unto ______________________, an Illinois limited liability company (“Assignee”), the following described property (collectively, the “Assigned Property”):

(1)    all right, title and interest, as landlord, licensor or otherwise, in and to all leases, tenancies, licenses, concessions and rental or occupancy agreements (collectively, the “Leases”) to occupy or possess all or any portion of the real estate commonly known as __________________ (the “Property”) including, without limitation, the Leases listed on Schedule 1 attached hereto together with all rents due, or to become due under each such Lease on or after the date hereof and all modifications, extensions, amendments and guaranties thereof and all security or other deposits under the Leases (to the extent sums are being paid to Assignee on the date hereof);

(2)    all of contracts, agreements, guarantees, warranties and indemnities, written or oral, affecting the ownership, operation, management and maintenance of the Property listed on Schedule 2 attached hereto (collectively, the “Contracts”);

(3)    to the extent assignable, all of Assignor’s right, title and interest in and to all (i) plans, models, drawings, specifications, blueprints, surveys, engineering reports, environmental reports and other technical descriptions or materials relating in any way to the Property, and (ii) licenses, franchises, certificates, occupancy and use certificates, permits, authorizations, consents, variances, waivers, approvals and the like from any federal, state, county, municipal or other governmental or quasi-governmental body, agency, department, board, commission, bureau or other entity or instrumentality affecting the ownership, operation or maintenance of the Property, including without limitation those items listed on Schedule 3 attached hereto (collectively, the “Licenses”); and

(4)    to the extent assignable, all of Assignor’s right, title and interest in and to all trade names, trademarks, copyrights, service marks, logos, designs, goodwill, proprietary software (and documentation thereof), books and records, and other intellectual and intangible property used by Assignor in connection with the ownership, operation and maintenance of the Property, if any[, including without limitation the name “___________” (collectively, the “Intangibles”).

Assignor represents, warrants and covenants with Assignee that at the time of delivery of this Assignment and Assumption, the Leases, Contracts, Licenses and Intangibles are free from all encumbrances made by Seller, and that Seller will warrant and defend the same against the claims and demands of all persons claiming by, through or under Seller, but against none other. Except for this special warranty of title and any representation and warranty expressly set forth in the Purchase and Sale Agreement dated _____________, 20__ between Assignor and Assignee, as amended, the Assigned Property is conveyed “as is” and Assignor makes no other warranty with respect thereto.

Assignor agrees to indemnify, protect, defend and hold Assignee harmless from and against all liabilities, obligations, actions, suits, proceedings or claims, and all costs and expenses (including, without limitation, reasonable attorneys’ fees and costs) incurred in connection with the Assigned Property occurring or alleged to have occurred on or prior to the date hereof.

EXECUTED this      day of            , 20__.

ASSIGNOR:

______________________________________
a(n) ________________________________

By:
Name:
Its:

ACCEPTANCE

Assignee hereby accepts the foregoing assignment as of the date hereof and as of such date hereby assumes the performance of all the terms, covenants and conditions of the Assigned Property with respect to the period from and after the date hereof.

Assignee agrees to indemnify, protect, defend and hold Assignor harmless from and against all liabilities, obligations, actions, suits, proceedings or claims, and all costs and expenses (including, without limitation, reasonable attorneys’ fees and costs) incurred in connection with the Assigned Property occurring or alleged to have occurred after the date hereof.

Date:            , 20___.

ASSIGNEE:

___________________________,
an Illinois limited liability company

By:
Print Name:
Its:

Schedule 1 to Assignment and Assumption

LEASES

Schedule 2 to Assignment and Assumption

CONTRACTS

Schedule 3 to Assignment and Assumption

LICENSES

EXHIBIT H

TENANT ESTOPPEL CERTIFICATE

____________________, 20__

[PURCHASER ENTITY]                [PURCHASER’S LENDER]
___________________                    ___________________________
___________________                    ___________________________
___________________                    ___________________________

Ladies and Gentlemen:

_________________________________ (the “Tenant”) acknowledges that (a) ___________________ (the “Landlord”) has entered into an agreement with ______________________, or its permitted successors and assigns (the “Purchaser”) for the sale and purchase of the building commonly known as ____________________________ (the “Building”), (b) Landlord has requested Tenant to execute and deliver this Tenant Estoppel Certificate to Purchaser and to ________________ (the “Lender”) and (c) Purchaser and the Lender and any other lenders or mortgagees now or hereafter providing financing on the Building and their respective successors and assigns, will rely upon the certifications by Tenant in this Tenant Estoppel Certificate in connection with the purchase and financing of the Building or any interests therein.

Tenant hereby certifies as follows as of the date hereof:

1.    Tenant currently leases in the Building the premises (the “Premises”) commonly known as “Suite _____,” containing ________ rentable square feet pursuant to the terms and conditions of the ____________, dated _______________, between Landlord and Tenant, [as amended by ________________________] (collectively, the “Lease”). A true, correct and complete copy of the Lease is attached hereto as Exhibit A. Except for the Lease, there are no agreements (written or oral) or documents that are binding on Landlord in connection with the lease of the Premises. The Lease is valid, binding and in full force and effect, and has not been modified or amended in any manner whatsoever except as shown on Exhibit A.

2.    The term of the Lease commenced on                 , and including any presently exercised option or renewal term, ends on             , subject to any rights of Tenant to extend the term expressly set forth in the Lease. Tenant has no rights to extend the term of the Lease except to the extent expressly set forth in the Lease.

3.    Landlord has delivered possession of the Premises to Tenant, and Tenant has accepted possession of, and currently occupies, the Premises.

4.    The current monthly base rent payable under the Lease is $_____________, and the current monthly payment payable under the Lease on account of taxes and operating expenses payable under the Lease is $___________________. [Tenant’s percentage share of operating expenses and real estate taxes is         %.] [Tenant’s operating expense base year is          and the operating expense base year amount is $_______]. [Tenant’s real estate tax base year is          and the real estate tax base year amount is $_______]. Rent and all other charges payable under the Lease have been paid through _____________. No amounts of monthly base rent payable under the Lease have been prepaid except through the end of the current calendar month, and no other charges payable under the Lease have been prepaid for any period, other than estimated payments of operating expenses and taxes. There are no applicable abatements on rent or other charges now or hereafter existing under the Lease.

5.    Tenant has no options, rights of offer, rights of refusal or other rights to purchase all or any portion of the Building. Tenant has no options, rights of offer, rights of refusal or other rights to expand the Premises or lease any other premises in the Building, except to the extent expressly set forth in the Lease.
H-1

6.    All obligations, if any, of Landlord under the terms of the Lease with respect to improvements or repairs to the Premises have been fully performed, and all allowances, reimbursements or other obligations of Landlord for the payment of monies to or for the benefit of Tenant have been fully paid, all in accordance with the terms of the Lease. Landlord has no future obligations for tenant improvements or allowances.

7.    Neither Landlord nor Tenant is in default in the performance of any covenant, agreement or condition contained in the Lease, and no event has occurred and no condition exists which, with the giving of notice or the lapse of time, or both, would constitute a default by any party under the Lease. Tenant has no defenses, counterclaims, liens or claims of offset or credit under the Lease or against rents, or any other claims against Landlord.

8.    Tenant is not the subject of any bankruptcy, insolvency or similar proceeding in any federal, state or other court or jurisdiction.

9.    Tenant is in possession of the Premises and has not subleased any portion of the Premises or assigned or otherwise transferred any of its rights under the Lease.

10.    Tenant has deposited _____________________ Dollars ($________________) with Landlord as a security deposit under the Lease. Such security deposit is in the form of [cash] or [letter of credit issued to _____________.] Tenant has provided no other security to Landlord with respect to the Lease.

11.    [No parties have guaranteed the performance of any of Tenant’s obligations under the Lease.] [____________________ (the “Guarantor”) has guaranteed the performance of Tenant’s obligations under the Lease pursuant to the _________________, dated _______________ (the “Guaranty”), and the Guaranty is valid and in full force and effect. The Guarantor is not the subject of any bankruptcy, insolvency or similar proceeding in any federal, state or other court or jurisdiction.]

12.    The individual executing this Tenant Estoppel Certificate has the authority to do so on behalf of Tenant and to bind Tenant to the terms hereof.

[Tenant Name]

__________________________________________

By:___________________________________
Name:    __________________________________
Its:___________________________________

H-2

EXHIBIT I

PURCHASER’S DUE DILIGENCE DOCUMENT REQUEST LIST

(1)	Current rent roll

(2)	Current Argus model or Excel Model (if available)

(3)	2015 Operating Statement as well as year to date operating statement

(4)	Copy of management agreement;

(5)	Copies of all real estate tax bills for 2014 and 2015 as well as any assessments or tax bills for 2016;

(6)Standard Lease form with respect to the Property;

(7)	On-site access to make copies of all current Tenant Leases including any and all modifications, supplements or amendments thereto and all tenant lease files;

(8)Copies of all utility contracts if applicable;

(9)Current tenant ledger report that shows tenant payment histories

(10)Current notices to vacate report;

(11)A schedule of all tenant deposits in the form customarily utilized by Seller;

(12)Contracts relating to the maintenance and operation of the Property and access at the
Property to all maintenance and service logs for the Property;

(13)To the extent available at the property, copies of or access to any and all site plans, as-
built, boundary and topographical surveys of the Property, zoning reports, soil and compaction studies or tests for the Property, architectural drawings, plans and specifications with respect to the Property;

(14)Most recent elevation certificates (if available);

(15)To the extent available, copies of all guaranties or warranties currently in effect related to the roof or any structure or operating system at the Property;
(16)A schedule of capital improvements completed during the period of Seller’s ownership;\
(17)List of all personal property to be conveyed with the Property;

(18)To the extent available, the most recent tax, license fee and permit bills and copies of all such licenses and permits, including the certificates of occupancy;

(19)List of current employees of the Property and payroll;

(20)All engineering studies, environmental reports, termite inspections or warranties, to the extent available and in the Seller’s possession, which relate to its Property and were prepared for such Seller by third parties;

(21)The Seller’s ACM plan, lead in water O&M, and other O&M plans, if any.
I-1

(22)The most recent Title and Survey in Seller’s possession, which relate to its Property and were prepared for such Seller by third parties;

(23)Summary of bad debt written-off in 2015, and 2016;

(24)Copies of tenant utility billing reports (CAM) for the past 12 months, if applicable;

I-2

EXHIBIT J

LEASE EXPENSES

Howard Brown Health Center - Monthly $7,799.00 concession from 6/15/16 to 1/14/17.

J-1

EXHIBIT K

RENT ROLL

J-1